EXHIBIT 10.3

                              EMPLOYMENT AGREEMENT

      This Employment Agreement (this "Agreement") is made and entered into as of May 12, 1997 by and between Saybolt Netherlands B.V., a private limited liability company organized under the laws of The Netherlands ("Employer"), and Frerik Pluimers, a resident of The Netherlands ("Employee").

      WHEREAS, Employee is employed as the Chairman of Saybolt International B.V. ("Previous Employer");

      WHEREAS, Core Laboratories N.V. ("Core"), Employee and Previous Employer are parties to a Stock Purchase Agreement dated as of the date hereof whereby Core will purchase all of the capital stock of Previous Employer, and Previous Employer will become a wholly owned subsidiary of Core (the "Acquisition");

      WHEREAS, one of the conditions to consummation of the Acquisition is that Employer and Employee enter into this Agreement;

      WHEREAS, Employer is desirous of employing Employee, and Employee wishes to be employed by Employer, in accordance with the terms and conditions contained herein.

      NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties, covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I

                                   EMPLOYMENT

      1.01 Employer hereby employs Employee, effective as of the Closing Date (as defined in the Stock Purchase Agreement) (the "Effective Date"), and Employee accepts such employment as of the Effective Date, according to the terms and conditions set forth in this Agreement.

                                   ARTICLE II

                               TERM OF EMPLOYMENT

      2.01 TERM. The term of this Agreement shall commence on the Effective Date and, except as provided in Section 7.03, shall continue until the earliest to occur of the following events: (a) Employee resigns, (b) Employee's service is terminated pursuant to the provisions of Sections 2.03, 2.04 or 2.05 or (c) the parties hereto agree in writing to terminate this Agreement.

      2.02 DISABILITY. Employee shall be entitled to disability compensation in accordance with Dutch law (Wet Arbeidsongeschikheidsverzekering). In addition, Employer shall continue to provide excess insurance coverage (Aanvullende WAO verzekering) for the benefit of Employee in the amount it currently provides.

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      2.03 DEATH. This Agreement shall terminate immediately on the date of
Employee's death. Employee's estate shall be entitled only to, and Employer's obligation under this Agreement shall be limited to, the payment of any unpaid amount of Employee's base salary accrued under Section 4.01 to the date of Employee's death and any accrued and unused vacation days.

      2.04 TERMINATION FOR CAUSE. The employment of Employee hereunder may be terminated "for cause" immediately without prior notice by Employer if Employer in its discretion determines that Employee shall have:

      (A) deliberately refused or failed, after reasonable notice in writing from the Board of Supervisory Directors of Core (the "Board") or a representative of Employer duly authorized by the Board (the "Supervising Representative") that such refusal or failure would constitute a default hereunder, to carry out any reasonable order of the Board or the Supervising Representative;

      (B) committed a breach of the terms of this Agreement or any other legal obligation owed by Employee to Employer;

      (C) demonstrated gross incompetence, negligence or willful misconduct in the execution of Employee's assigned duties;

      (D) demonstrated moral turpitude to the detriment of Employer or violated Employer's policy on the use of alcohol or drugs as in effect from time to time; or

      (E)   been convicted of a felony or other serious crime.

      In such cases, Employee shall be entitled only to, and Employer's obligation under this Agreement shall be limited to, the payment of any unpaid amount of Employee's base salary accrued under Section 4.01 to the date of such termination and any accrued and unused vacation days. This Section 2.04 shall in no way be construed as precluding Employer from terminating Employee without cause or prior notice or for any reason, as provided in Section 2.05.

      2.05 OTHER TERMINATION. Employee understands and agrees that he may be terminated from employment with Employer for any reason, without cause, at any time; PROVIDED, HOWEVER, that for any termination made pursuant to this Section 2.05, Employer shall provide Employee with 30 days prior notice of such termination. Furthermore, Employer agrees that Employee may terminate his employment with Employer at any time and for any reason by giving prior written notice to Employer. In such cases, Employee shall be entitled only to, and Employer's obligation under this Agreement shall be limited to, the payment of any unpaid amount of Employee's base salary accrued under Section 4.01 to the date of such termination and any accrued and unused vacation days.

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                                   ARTICLE III

                              DUTIES AND FUNCTIONS

      3.01 POSITION; DUTIES. Employee agrees to serve as a Managing Director of Employer, to perform the duties of such office diligently and to the best of his abilities and to assume such additional duties as may from time to time be assigned to him consistent with his position.

      3.02 PERFORMANCE; SERVICE. Employee agrees in all respects to carry out and use his best efforts in carrying out the objectives of Employer and protecting Employer's interests. Employee agrees to be in the full-time service of Employer and to devote all of his business time and attention to the duties assigned to him pursuant to this Agreement; PROVIDED, HOWEVER, that Employee may
(i) continue to serve as the Honorary Consul of Gambia and as director for such entities he currently serves in such capacity or (ii) assume such additional directorships as may be approved by the Board.

      3.03 WORK FOR SUBSIDIARIES OR OTHER AFFILIATES. All terms and conditions set forth in this Agreement between Employer and Employee shall apply whether Employee carries out his activities in or for Employer or in or for any subsidiary or other affiliate thereof. Employee shall receive no salary or other payment for any position he holds with Employer or any subsidiary or other affiliate thereof other than as set forth in this Agreement.

                                   ARTICLE IV

                                  COMPENSATION

      During the term of employment described in Section 2.01 above while this Agreement is in effect, Employer shall provide to Employee the following:

      4.01 BASE SALARY. Employer shall pay to Employee an annual gross base salary in the amount of Three Hundred Fifty Thousand and No/100 Dutch guilders (NLG 350,000), payable in twelve (12) equal installments on the last day of each calendar month. Annual cost of living adjustments may be made from time to time to such base salary (commensurate with increases to senior executives of Employer on August 1 of each calendar year) as determined by the Board or the Supervising Representative.

      4.02 BONUS. Employee shall be eligible to receive an annual incentive bonus on March 31 of each calendar year in accordance with and subject to the performance criteria approved by the Board or the Supervising Representative and commensurate with those applicable to senior management of Employer. The amount of any such incentive bonus shall be limited to 60% of Employee's then base salary.

      4.03 TAX. All amounts payable by Employer under this Agreement shall be subject to the prior reduction or withholding by Employer of appropriate taxes and other required amounts. If a determination is made by any relevant governmental authority that insufficient withholdings have been made and to the extent that such withholdings would, if made, have resulted in the Employee

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receiving a lower amount of net remuneration, Employee shall indemnify Employer for all amounts determined to be so payable as a result of such failure to withhold any or sufficient amounts.

                                    ARTICLE V

                                EMPLOYEE BENEFITS

      5.01 AUTOMOBILE. During the Employee's term of employment hereunder, Employer shall provide the automobile-related benefits set forth in ANNEX 1 hereto.

      5.02 PENSION. Employer shall continue for the benefit of Employee the monthly contribution to his pension plan with Previous Employer that is maintained in The Netherlands, to the extent such contribution does not (1) conflict with any applicable law and (2) conflict with the terms of such pension plan. A copy of the applicable pension plan is attached hereto as ANNEX 2.

      5.03 OTHER EMPLOYEE BENEFITS. Employee shall be entitled to participate in all health, disability and other employee benefit plans offered by Employer or required (but only to the extent required) by applicable law under the terms and conditions of each such plan. With respect to Employer's disability plan, Employer shall continue to sponsor Employee for his existing benefit amount in excess of the Employer amount. The cash and expenses of such excess benefit amount shall be borne by Employee.

                                   ARTICLE VI

                          ADDITIONAL RIGHTS OF EMPLOYEE

      6.01 VACATION. In addition to Dutch public holidays, Employee shall be entitled to a paid annual vacation of twenty-three (23) business days during each full calendar year of employment during such times as shall not interfere with the operations of Employer. Employee's rights shall accrue ratably during each calendar year and shall be subject to proration for partial calendar years. In the event that in any calendar year Employee shall fail to use all vacation days to which he is entitled during such year, Employee shall be entitled to carry forward five (5) of such vacation days into the next succeeding calendar year.

      6.02 EXPENSES. Employer shall reimburse, or direct payment of, all expenses reasonably incurred by Employee in the performance of his duties hereunder, upon the submission of written evidence of such expenses to the reasonable satisfaction of Employer, plus a fixed expense allowance in the amount of Five Hundred Dutch guilders (NLG 500) per month.

      6.03  TERMINATION PAYMENT.

      (A) Subject to Paragraph (B) below, in the event that Employee's employment pursuant to this Agreement is terminated by Employer other than "for cause," as described in Section 2.04, or for death, Employer shall pay to Employee an amount equal to the annual gross base salary specified in Section 4.01 as adjusted for the year in which such termination occurs. Employee agrees that this termination payment will be in

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            lieu of, and not in addition to, any payment to which he would otherwise be entitled on account of termination of his employment under any other Employer severance, termination, pay in lieu of notice, or similar payment program, plan, policy or agreement.

      (B) The payment referred to in Section 6.03(A) shall be reduced by any statutory or other compensation that Employee may be entitled to receive from Employer as a result of such termination, and Employee, to the extent permitted by applicable law, hereby waives any and all rights and remedies with respect to such termination other than as expressly provided herein.

      6.04 LOCATION. Employee's services shall be performed primarily at the facilities of Employer located in The Netherlands. Employee acknowledges that worldwide travel shall be required. In the event that the Board or the Supervising Representative determines in its sole discretion that the duties of Employee hereunder require that Employee relocate to a country or state other than as set forth above, the parties agree to enter into good faith negotiations regarding the terms of such relocation. In the event that, after forty five (45) days after such negotiations have commenced, the parties have failed to reach an agreement, Employer shall have the option of suspending its relocation plans or exercising its rights under Section 2.05 above.

                                   ARTICLE VII

              CONFIDENTIAL INFORMATION AND COVENANT NOT TO COMPETE

      7.01 GENERAL. Employee hereby covenants and agrees with Employer that, except as otherwise expressly consented to, approved or otherwise permitted by the Board or the Supervising Representative in writing, during Employee's term of employment hereunder and for a subsequent period as set forth below, Employee shall not, in any geographic area or market area or market where Employer or any of its affiliates conduct any business either on the date of termination of the employment of Employee or during any of the immediately preceding twelve (12) months, directly or indirectly, acting alone, by providing material assistance to the efforts of his spouse or as a member of a partnership or other business entity or as a holder of any interest in a security of any class of a corporation or other business entity (other than as a holder of less than one percent (1%) of the outstanding amount of any security listed on a national securities exchange or designated as a National Market System security by the National Association of Securities Dealers, Inc.) or as an officer, director, partner, employee, consultant, agent or representative of any corporation, partnership or other business entity:

      (A) Other than as required in the performance of his assigned duties to Employer and other than as required by law, either use or disclose to any person, firm or corporation any confidential or proprietary information concerning the organization, business, inventions, discoveries, customers, suppliers, operations, affairs or trade secrets of Employer, Employer's affiliates or Previous Employer that Employee may have acquired in the course of, or incident to, his employment by Employer, Employer's affiliates or Previous Employer, whether or not Employee was aware that such information was confidential or proprietary when originally given to or learned by

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            him; PROVIDED, HOWEVER, that such obligations of non-use and nondisclosure shall not apply to information that is or becomes a part of the public domain without breach by Employee of the aforementioned obligations;

      (B) Engage anywhere in any business, trade, or other enterprise substantially similar to, or directly or indirectly in competition with, the business of Employer, Employer's affiliates or Previous Employer if engaging in such business, trade or other enterprise could result in any unauthorized use or disclosure by Employee of any confidential or proprietary information of or concerning Employer, Employer's affiliates or Previous Employer. Employer and Employee agree that Employer currently carries on substantial business worldwide. Employer and Employee further agree that Employee's engaging in the business of inspection, testing analytical services and calibration services of oil and chemicals and environmental testing of air, water and soil, would necessarily involve the unauthorized use or disclosure by Employee of such confidential or proprietary information;

      (C) Request, induce or attempt to influence any current, future or prospective customer or supplier of Employer, Employer's affiliates or Previous Employer to limit, curtail or cancel its business with Employer; or

      (D) Request, induce or attempt to influence any current, future or prospective officer, director, employee, consultant, agent or representative of Employer to (i) terminate his, her or its employment or business relationship with Employer or (ii) commit any act that, if committed by Employee, would constitute a breach of any provision of this Section 7.01.

      7.02 INTENT; SCOPE. Employee and Employer agree that the provisions of clauses (A), (B), (C) and (D) of Section 7.01 are reasonable and necessary to protect the legitimate interests of Employer. The provisions of said clauses are separate and distinct commitments independent of each of the other said clauses. Employee and Employer further agree that if the scope of any said clauses is deemed by any administrative agency, arbitrator or court to be overly broad, such agency, arbitrator or court may reduce the scope thereof to that which it deems reasonable under the circumstances.

      7.03 TERM. If Employee is terminated for any reason or voluntarily leaves the employ of Employer, the provisions set forth in this Article VII shall survive for a period of twelve (12) months following the date of such termination or cessation of employment.

                                  ARTICLE VIII

                                     PENALTY

      8.01 GENERAL. Employee will forfeit to Employer for each breach of any of the provisions of Article VII hereof a penalty in the amount of Ten Thousand and No/100 Dutch guilders (NLG 10,000) for each day that the breach continues, without prejudice to:

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            (i) Employer's right to claim instead of this penalty the actual damage Employer has suffered through this breach; and

            (ii) any other relief to which Employer may be entitled under law or equity.

      8.02 GROUNDS FOR TERMINATION. Breach by Employee of the provisions of
Section 7.01 hereof shall also constitute grounds for immediate termination of Employee's employment and shall be considered a termination "for cause" within the meaning of Section 2.04.

                                   ARTICLE IX

                            EMPLOYEE REPRESENTATIONS

      9.01 Employee represents that he is free to enter into this Agreement and is not under any contractual or other restraint which would prohibit the satisfactory performance of his duties to Employer hereunder. Employee represents and warrants further that he has read and understands each of the provisions of this Agreement and that he has sought and obtained the advice of legal counsel before agreeing to be bound by the terms hereof. Employee acknowledges and agrees that Employer would not have continued Employee's employment and entered into this Agreement but for Employee's agreement to be bound by the covenants contained herein.

                                    ARTICLE X

                                  MISCELLANEOUS

      10.01 ENTIRE AGREEMENT. This Agreement, including the annexes attached hereto, contains the entire understanding of the parties hereto in respect of its subject matter. This Agreement supersedes all prior written or oral agreements and understandings between the parties with respect to the subject matter hereof.

      10.02 GOVERNING LAW. This Agreement shall be construed under and governed in accordance with the laws of The Netherlands.

      10.03 NOTICES. Any notice or other communications required or permitted hereunder shall be sufficiently given if in writing and personally delivered or sent by airmail, postage prepaid, or by international air courier, telecopier or telex addressed to Employer or Employee, as the case may be, to the following address or at such other address for such party as specified by like notice:

            (A)   If to Employer:

                        to:   Saybolt Netherlands B.V.
                              c/o Core Laboratories N.V.
                              424 Herengracht
                              1017 BZ Amsterdam
                              The Netherlands
                              Attention:  Jacobus Schouten
                              Telecopy:  (011) 31-20-627-9886

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                  copies to:  Nauta Dutilh
                              Postbus 1110
                              3000 BC Rotterdam
                              Weena 750
                              3014 DA Rotterdam
                              The Netherlands
                              Attention:  Chris A. Fonteijn
                              Telecopy:   (011) 31-10-414-8444

                              Core Laboratories, Inc.
                              5295 Hollister Road
                              Houston, Texas 77040
                              Attention:  John D. Denson
                              Telecopy:   (713) 690-3947

            (B)   If to Employee:

                        to:   Frerik Pluimers
                              Saybolt Netherlands B.V.
                              Postbus 151
                              3000 AD Rotterdam
                              The Netherlands
                              Telecopy:   (011) 31-10-460-9911

      10.04 CHANGE, MODIFICATION, WAIVER. No change or modification of this Agreement shall be valid unless it is in writing and signed by each of the parties hereto. No waiver of any provision of this Agreement shall be valid unless it is in writing and signed by the party against whom the waiver is sought to be enforced. The failure of a party to insist upon strict performance of any provision of this Agreement in any one or more instances shall not be construed as a waiver or relinquishment of the right to insist upon strict compliance with such provision in the future. No waiver by any party of the breach of any term or provision contained in this Agreement, whether by conduct or otherwise, shall be deemed to be or construed as a further or continuing waiver of any such breach.

      10.05 ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs and assigns; PROVIDED, HOWEVER, that Employee shall not directly or indirectly assign or delegate any of his rights or obligations hereunder in whole or in part without the prior written consent of Employer, and any such assignment or delegation without such consent shall be void.

      10.06 HEADINGS DESCRIPTIVE. The headings used herein are included for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

      10.07 SAVINGS CLAUSE. Should any valid Dutch or other applicable law or final determination of any administrative agency, arbitrator or court of competent jurisdiction affect any provision of this Agreement, the provision or provisions so affected shall be automatically conformed to the law of determination and this Agreement shall otherwise continue in full force and effect.

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    IN WITNESS WHEREOF, Employer and Employee have each executed or caused this
Agreement to be executed on its behalf by its officer thereunto duly authorized, as applicable, all as of the date first above written.


                                     SAYBOLT NETHERLANDS B.V.

                                     By:_________________________________
                                     Name:
                                     Title:

                                     FRERIK PLUIMERS

                                     By:_________________________________

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                                     ANNEX 1

                           AUTOMOBILE RELATED BENEFITS

    Employer shall reimburse Employee for his mileage. Employer acknowledges that Employee has outstanding a loan for the purchase of his Mercedes Benz automobile.
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                                     ANNEX 2

                                  PENSION PLAN